Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Red River Bancshares, Inc. on Form S-3 (No. 333-283084) and Form S-8 (Nos. 333-232404 and 333-236300) of our report dated March 16, 2023 on our audit of the consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the year ended December 31, 2022, which report is included in this Annual Report on Form 10-K to be filed on or about March 14, 2025.

/s/ Postlethwaite & Netterville, APAC

Metairie, Louisiana
March 14, 2025